Exhibit 99.1
EASTON - BELL SPORTS

	Contact:	Mark Tripp
FOR IMMEDIATE RELEASE		Easton-Bell Sports, Inc.
(818) 902-5803
EASTON-BELL SPORTS, INC. REPORTS
2007 FINANCIAL RESULTS AND ANNOUNCES EARNINGS CALL
Easton-Bell Sports Reports Net Income increased $20.3 million in 2007, as compared to 2006
Van Nuys, CA – March 25, 2008 — Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories under authentic brands, will discuss its financial results for the fiscal year ended December 29, 2007 on a conference call to be held on Wednesday, March 26, 2008, beginning at 4:00 p.m. Eastern Daylight Time.
Interested parties may listen to the conference call via webcast at http://phx.corporateir.net/playerlink.zhtml?c=190384&s=wm&e=1803063. In addition, interested parties may listen directly to the call by dialing 1-800-706-7749 (within the United States and Canada) or 617-614-3474 (outside the United States and Canada). The pass code for the call is 93077021. A replay of the call will be available on March 27 through April 9, 2008 by dialing 1-888-286-8010 (within the United States and Canada) or 617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 76376935.
Results for the Fiscal Year Ended December 29, 2007
The Company’s net sales of $724.6 million for the fiscal year ended December 29, 2007, increased $85.6 million, or 13.4%, as compared to $639.0 million for the fiscal year ended December 30, 2006. The increase in net sales is primarily attributable to the inclusion of Easton Sports, Inc. (“Easton”) for a full fiscal year in 2007, as compared to 2006, which only included such business from the date of acquisition on March 16, 2006. Easton represented $67.9 million of the increase in net sales in 2007. The net sales for the Company’s Team Sports segment, consisting primarily of football, baseball, softball, ice hockey and other team sports products, increased $68.7 million, or 19.8%, as compared to 2006. In addition to the Easton acquisition, other factors contributing to the increase in Team Sports net sales included increased football shoulder pad and apparel sales and reconditioning services. The net sales for the Company’s Action Sports segment, consisting primarily of cycling, snow sports, powersports and fitness related products, increased $16.9 million, or 5.8%, as compared to 2006. The increase resulted from the inclusion of a full fiscal year of Easton’s cycling business, the acquisition of Cyclo/Shanghai Cyclo, growth in sales of cycling helmets and specialty channel accessories and the introduction of Giro branded eyewear, all of which were partially offset by a mild decrease in sales of snow helmets.
The Company’s net income for fiscal year 2007 was $14.5 million, as compared to a $(5.9) million net loss for fiscal year 2006. Adjusted EBITDA for fiscal year 2007 was $96.9 million. A detailed reconciliation of net income to Adjusted EBITDA is included in the section entitled “Reconciliation of Non-GAAP Financial Measures”, which appears at the end of this press release.
Balance Sheet Items
Net debt totaled $458.7 million (total debt of $475.6 million less cash of $16.9 million) as of December 29, 2007, a decrease of $7.6 million over such amount at December 30, 2006. The decrease is due to an increase in cash of $7.0 million and a decrease in long term debt and capital lease obligations of $2.6 million, offset by an increase in the revolver used for seasonal working capital needs of $2.0 million. Working capital as of December 29, 2007 was $262.8 million, as compared to $225.0 million as of December 30, 2006.

7855 HASKELL AVENUE VAN NUYS ▪ CALIFORNIA ▪ 91406-1999 ▪ U.S.A.
TEL: 818-902-5800 ▪ 800-347-3901 ▪ FAX: 818-994-1934 www.eastonbellsports.com

About Easton-Bell Sports, Inc.
Easton-Bell Sports, Inc. is a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories. The Company markets and licenses products under such well-known brands as Easton, Bell, Riddell, Giro and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has 23 facilities worldwide. More information is available at www.eastonbellsports.com.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls, and (xx) other risks outlined under “Risk Factors” in the Company’s 2007 Annual Report on Form 10-K.
These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

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EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	December 29,	December 30,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$16,923	$9,899
Accounts receivable, net	200,380	182,234
Inventories, net	135,335	134,847
Prepaid expenses	9,774	10,449
Deferred taxes	6,782	10,224
Other current assets	5,450	1,611

Total current assets	374,644	349,264
Property, plant and equipment, net	40,622	34,198
Deferred financing fees, net	15,633	19,271
Intangible assets, net	317,225	330,445
Goodwill	203,441	207,327
Other assets	4,925	7,555

Total assets	$956,490	$948,060

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3,350	$3,350
Revolving credit facility	5,500	3,500
Current portion of capital lease obligations	21	36
Accounts payable	60,586	56,950
Accrued expenses	42,338	60,405

Total current liabilities	111,795	124,241
Long-term debt, less current portion	466,625	469,138
Capital lease obligations, less current portion	145	174
Deferred taxes	25,058	23,681
Other noncurrent liabilities	11,880	12,664

Total liabilities	615,503	629,898

Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at December 29, 2007 and December 30, 2006	—	—
Additional paid-in capital	337,277	334,432
Accumulated deficit	(2,040)	(16,509)
Accumulated other comprehensive income	5,750	239

Total stockholder’s equity	340,987	318,162

Total liabilities and stockholder’s equity	$956,490	$948,060

See notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Amounts in thousands)

	Year Ended	Year Ended	Year Ended
	December 29,	December 30,	December 31,
	2007	2006	2005
Net sales	$724,639	$638,973	$379,855
Cost of sales	475,656	426,109	244,916

Gross profit	248,983	212,864	134,939
Selling, general and administrative expenses	170,022	155,993	92,421
Management expenses	—	8,250	3,000
Restructuring and other infrequent expenses	589	908	1,713
Amortization of intangibles	13,220	12,572	8,515
Gain on sale of property, plant and equipment	(2,339)	—	—

Income from operations	67,491	35,141	29,290
Interest expense, net	41,590	42,401	21,887

Income (loss) before income taxes	25,901	(7,260)	7,403
Income tax expense (benefit)	11,432	(1,408)	4,321

Net income (loss)	14,469	(5,852)	3,082
Other comprehensive income (loss):
Foreign currency translation adjustment	5,511	(126)	158

Comprehensive income (loss)	$19,980	$(5,978)	$3,240

See notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007.

Reconciliation of Non-GAAP Financial Measures
This press release contains certain financial measures which are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented a financial measure called Adjusted EBITDA on an actual basis for fiscal 2007. Accordingly, our presentation of Adjusted EBITDA provides investors with information about the calculation of some of the financial covenants that are contained in our senior secured credit facility. Non-compliance with these financial covenants could result in a default, an acceleration in the repayment of amounts outstanding under our senior secured credit facility, and a termination of the lending commitments under our senior secured credit facility. Any acceleration in the repayment of amounts outstanding under our senior secured credit facility would result in a default under the indenture governing our outstanding senior subordinated notes. While an event of default under our senior secured credit facility or the indenture governing the notes is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility.
The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the year ended December 29, 2007 is set forth below (amounts in thousands):

Net income for fiscal 2007	$14,469

Interest expense, net	41,590
Provision for taxes based on income	11,432
Depreciation expense	9,906
Amortization expense	13,220

EBITDA for fiscal 2007	90,617

Non-cash compensation charges	2,845
GAAP Restructuring charges	589
Other allowable adjustments under the Company’s senior secured credit facility (1)	2,883

Adjusted EBITDA reported pursuant to the Company’s senior secured credit facility	$96,934

(1)	Represents actual expenses permitted to be excluded from EBITDA pursuant to the Company’s senior secured credit facility. Such amount represents (i) expenses paid in connection with the recruitment, relocation and severance of senior level employees and (ii) fees paid to independent consultants to become compliant with Sarbanes-Oxley requirements.
We believe Adjusted EBITDA is an important supplemental measure of operating performance. It eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use this financial measure in the evaluation of issuers, many of which present some form of Adjusted EBITDA when reporting their results (although we note that some issuers may define Adjusted EBITDA differently than we define it herein). In addition, our management uses Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.
Adjusted EBITDA should not be considered as an alternative to net income or operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, it (i) does not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, working capital needs; (iii) does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on debt; (iv) excludes tax payments that represent a reduction in cash available; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that Adjusted EBITDA is useful for the reasons described above. To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only supplementally.

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